Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 1, 2024

Everus Construction Group, Inc.
1730 Burnt Boat Drive
Bismarck, ND  58503

Re:	Registration Statement on Form S-8

We have acted as special counsel to Everus Construction Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of a total of 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Everus Construction Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”). The Plan became effective at 11:59 p.m. Eastern Time on October 31, 2024.

In rendering this opinion, we have examined such corporate records and other documents (including the written document constituting the Plan, the Registration Statement and the Company’s certificate of incorporation and bylaws as currently in effect, and the resolutions of the Board of Directors of the Company adopting the Plan), and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with the Company’s consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with the Company’s consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.  In addition, we have assumed that the Plan will be effective at the time that the Shares will be issued and delivered.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that upon issuance and delivery of the Shares pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. This opinion letter is being furnished solely in connection with the offer, sale and issuance of the Shares and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

November 1, 2024

We hereby consent to the filing of a copy of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz